Exhibit 99.3

Deltagen to Acquire Former CombiChem Research Labs From
Bristol-Myers Squibb

REDWOOD CITY, Calif., Feb 11, 2002/PRNewswire-FirstCall via COMTEX/ —
– Integrated Chemistry Capabilities Provide Deltagen With Key Next Step In Developing Drugs from Internal Drug Discovery Engine –

Deltagen, Inc. (Nasdaq: DGEN) announced today that they have signed a definite agreement with Bristol-Myers Squibb Company (NYSE: BMY) to acquire the California-based research facilities, Bristol-Myers Squibb Pharma Research Labs L.L.C. (BMSPRL), formerly known as CombiChem, Inc. Bristol-Myers Squibb acquired the former CombiChem in October 2001 as part of its purchase of DuPont Pharmaceuticals Company. The acquisition will provide Deltagen with an established and well-recognized small molecule drug discovery capability. After the closing of the acquisition, the new wholly owned subsidiary will remain in their state-of-the-art facility in San Diego, California.

Under the terms of the agreement, Bristol-Myers Squibb will receive $23.5 million of newly issued Deltagen common stock in exchange for 100 percent of the units of membership interest to acquire BMSPRL. The number of Deltagen common shares to be issued in the transaction will be based on the daily weighted average selling price of Deltagen common stock on the Nasdaq National Market over the period of six full trading days beginning February 6, 2002, not to be less than 2,170,000 or more than 3,185,000 shares. The transaction is subject to customary conditions and termination rights and Deltagen expects it to be completed shortly. More information on the transaction will be discussed in Deltagen’s fourth quarter financial results conference call on February 12, 2002.

The acquisition of BMSPRL will significantly advance Deltagen’s efforts in using its validated targets for identifying lead candidate compounds for drug development. Deltagen plans to select a number of targets for compound development in 2002 from its internal in vivo mammalian technology platform, with particular emphasis on cancer, metabolic disorders and inflammatory diseases. Integration of BMSPRL will allow Deltagen to utilize the technology and expertise of an experienced team to discover compounds against its internal drug targets, including DT011M. DT011M is Deltagen’s potential insulin-mediating drug target for the treatment of obesity and related diseases such as diabetes.

“Having developed a powerful systems biology approach to exploit the genome, our efforts are clearly coming to fruition and have placed the company in what we believe is a “target rich” position. Adding a company of BMSPRL’s caliber represents a transforming strategic event for Deltagen, as it provides us with a wonderful opportunity to further advance our internal drug discovery efforts. As a result, we believe we can also offer a much needed comprehensive novel drug discovery program to our current and future pharmaceutical partners,” said William Matthews, Ph.D., chief executive officer at Deltagen. “We are particularly excited about this acquisition as we believe we are integrating a highly experienced and industry tested team to our existing state-of-the-art biology program,” added Dr. Matthews.

BMSPRL enhances Deltagen’s ability to maximize downstream value for its in vivo biology drug discovery engine. BMSPRL is a company with a tight integration of computational, medicinal and analytical chemistry capabilities coupled to biological screening. The company’s 77,000 square feet state-of-the-art facilities in San Diego include 22 fully-equipped chemistry laboratories and a new biology facility. BMSPRL currently employs 70 scientists, including 53 in chemistry.

“We are very pleased to be part of an excellent organization such as Deltagen and look forward to matching our scientific accomplishments and credibility with their cutting-edge research and vision for the future. The synergy between the companies is clearly evident. As we couple our chemistry capabilities with Deltagen’s existing biology expertise, we anticipate extracting further commercial value from the genome,” said Peter L. Myers, Ph.D., vice president at BMSPRL.

For more information regarding this transaction, Deltagen will hold its fourth quarter financial results conference call on February 12, 2002 at 4:30 P.M. EST. Domestic callers should call 800.847.8131; international callers should call 212.676.5293. To access the conference call post the live call, interested parties should dial 800.633.8284 or 858.812.6446 and refer to reservation number 20257918. The call will also available via the internet, www.deltagen.com.

Deltagen is a biopharmaceutical company headquartered in Redwood City, California, and a world leader in the area of in vivo mammalian gene function information. Understanding the function, role and disease relevance of mammalian genes may facilitate the discovery and validation of drug targets and to advance the development of new genomic-based medicines. Deltagen’s principal product, DeltaBase(TM), provides a database of in vivo derived, mammalian gene function information. In addition, the company is dedicated to determining the function of secreted proteins and is undertaking the discovery and development of biotechnology drug candidates internally or in collaboration with other parties. Deltagen currently have secreted protein agreements with Lilly and Hyseq, Inc. Current DeltaBase collaborators include Pfizer, Inc., GlaxoSmithKline, plc, Lexicon Genetics, Inc. and Vertex Pharmaceuticals, Inc.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including uncertainties related to our ability to identify successful drug targets, to develop effective assay screening systems, to identify compounds for drug development, uncertainties related to product and drug development, dependence on proprietary technology, uncertainties related to economic and financial factors which affect potential customer’s decisions to enter into collaborations, uncertainties related to third-party patents and other intellectual property, uncertainties related to business opportunities including acquisitions and other risks cited in the risk factors sections of the Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.